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              CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

                                   RELATING TO

                   SERIES D CUMULATIVE JUNIOR PREFERRED STOCK

         Boots & Coots International Well Control, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said Corporation effective the 20th day of June, 2000, adopted the following resolution:

         RESOLVED, that out of the Corporation's 5,000,000 authorized shares of preferred stock, par value $0.00001 per share ("Preferred Stock"), there shall be a series of Preferred Stock designated and known as "Series D Cumulative Junior Preferred Stock" consisting of 3,500 shares ("Series D Stock") with an aggregate face value of $350,000 ($100 per share); which shall have the following relative rights, preferences, voting powers, qualifications and privileges:

         1. Voting.

         1A. General Voting Rights. Except as may be otherwise provided in subparagraph 1B, the terms of the Series D Stock or by law, the Series D Stock shall be entitled to notice of all stockholders' meetings in accordance with the Corporation's By-laws.

         1B. Separate Voting Rights. In addition to the general voting rights set forth in subparagraph 1A, but subject to the qualifications hereinafter set forth, the holders of the Series D Stock shall have the right to vote, separately as a single class, at a meeting of the holders of the Series D Stock or by such holders' written consent or at any annual or special meeting of the stockholders of the Corporation on any of the following matters: (i) the creation, authorization, or issuance of any class or series of shares ranking on an parity with or senior to the Series D Stock with respect to dividends or upon the liquidation, dissolution, or winding up of the Corporation, and (ii) any agreement or other corporate action which would adversely affect the powers, rights, or preferences of the holders of the Series D Stock. A majority of the shares of Series D Stock, represented in person or by proxy, shall constitute a quorum at any meeting of the holders of the Series D Stock. Action may be taken at any meeting of the Series D Stock holders at which a quorum is present by the holders of a majority of the shares of Series D Stock represented at such meeting in person or by proxy. The holders of Series D Stock may take action, in lieu of a meeting, by a written consent signed by the holders of such number of shares of Series D Stock as is required to approve such action at any meeting of the holders of Series C Stock.

         2. Dividends.

         2A. Cumulative Dividends. The holders of record of the Series D Stock shall be entitled to receive cumulative dividends at a rate of eight percent (8%) per annum on the face value ($100 per share) denominated thereon (subject to adjustment for stock splits, stock dividends, reorganization, reclassification or similar events) (the "Adjusted Face Value"). At the


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discretion of the Corporation, any and all dividends, when paid, shall be payable in additional shares of Series D Stock in lieu of cash. On and after the first Dividend Payment Date which is eighteen months after the date of issuance of the Series D Stock, any holder of the Series D Stock may elect to have dividends paid in cash.

         2B. Payment. Dividends on shares of Series D Stock that have not been redeemed shall be payable quarterly in arrears, when and as declared by the Board, commencing on September 30, 2000, and continuing on each December 31, March 31, June 30 and September 30, or the next business day if such date falls on a Saturday, Sunday, or legal holiday (each such date being hereinafter referred to as a "Dividend Payment Date"), of each year to holders of record as they appear on the records of the Corporation on any record date not exceeding sixty (60) days preceding such Dividend Payment Date. Dividends in arrears may be declared by the Board and paid at any time out of funds legally available therefor, without reference to any regular Dividend Payment Date, to holders of record on any record date, not exceeding sixty (60) days preceding the payment date thereof, as may be fixed by the Board.

         2C. Default in Payment. Dividends on the Series D Stock shall commence to accrue and shall be cumulative from and after the date of initial issuance thereof, whether or not declared by the Board. To the extent that dividends remain unpaid after the applicable Dividend Payment Date, they shall accrue interest at a rate of ten percent (10%) per annum until paid and shall be a continuing obligation of the Corporation. Cash dividends paid on the shares of Series D Stock in an amount less than the total amount of dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

         2D. Dividends on Common or Junior Stock. No dividend or distribution (other than a dividend or distribution paid in Common Stock or in any other Junior Stock (as defined below)) shall be declared or paid or set aside for payment on the Common Stock or on any other Junior Stock, nor shall any Common Stock or any other Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for shares of Common Stock or other Junior Stock) unless, in each case, full cumulative dividends on all outstanding shares of the Series D Stock shall have been declared and paid through and including the most recent Dividend Payment Date.

         2E. Dividends on Senior Stock. The Corporation shall be entitled to declare and distribute, at any time, a dividend (including, but not limited to, a dividend or distribution paid in Common Stock or in any other Junior Stock Parity Stock, or Senior Stock, as the terms are defined below) on any Senior Stock of the Corporation, and the Corporation shall be entitled to redeem, acquire, or purchase, at any time, the Corporation's Senior Stock.

         "Junior Stock" shall mean the Common Stock, Series B Convertible Preferred Stock, and all other equity securities of the Corporation over which the Series D Stock has preference or priority in the payment of dividends, in the distribution of assets, upon redemption and upon dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation.

         "Parity Stock" shall mean the 10% Junior Redeemable Convertible Preferred Stock of the Corporation, Series C Cumulative Convertible Junior Preferred Stock, and any other stock or


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class of stock, the holders of which shall be entitled to the receipt of dividends or of amounts distributable upon redemption or upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, in proportion to their respective dividend rates or liquidation prices or values, without preference or priority, one over the other, as between the holders of such stock or class of stock and the holders of shares of the Series D Stock.

         "Senior Stock" shall mean the Series A Cumulative Senior Preferred Stock of the Corporation and any other stock or class of stock the holders of which shall be entitled to the receipt of dividends or of amounts distributable upon redemption or upon dissolution, liquidation or winding up of the Corporation, voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of the Series D Stock.

         3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment is made with respect to any Junior Stock, holders of each share of Series D Stock shall be entitled to be paid an amount equal to the greater of
(i) the face value denominated thereon (subject to adjustment for stock splits, stock dividends, reorganizations, reclassification or other similar events) (the "Adjusted Face Value") plus, in the case of each share, an amount equal to all dividends accrued or declared but unpaid thereon, computed to the date payment thereof is made available, or (ii) such amount per share of Series D Stock as would have been payable had each such share been converted to Warrants pursuant to paragraph 4 hereof and exercised for shares of Common Stock immediately prior to such liquidation, dissolution or winding up, provided such amount described in this clause (ii) shall not exceed $2,975,000, and the holders of Series D Stock shall not be entitled to any further payment, such amount payable with respect to Series D Stock being sometimes referred to as the "Liquidation Payments". If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series D Stock, and any and all Parity Stock, after distribution on any Senior Stock, shall be insufficient to permit payment to the holders of Series D Stock of the amount distributable to such parties, then the entire assets of the Corporation available to be so distributed, if any, shall be distributed among the holders of the Series D Stock and the holders of any and all Parity Stock pro rata so that the amount of assets distributed with respect to the Series D Stock and the Parity Stock shall bear to each other the same ratio that liquidation payments due per share of Series D Stock and Parity Stock bear to each other. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series D Stock and any Parity Stock shall have been paid in full the entire Liquidation Payments to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of Junior Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by reputable overnight courier service, not less than 20 days prior to the payment date stated therein, to the holders of record of Series D Stock entitled to such Liquidation Payments, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction), and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially


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all its assets, shall be deemed to be a liquidation, dissolution or winding of the Corporation within the meaning of the provisions of this paragraph 3 ("Deemed Liquidation").

         4. Redemption.

         4A. Optional Redemption. The Corporation may, at its option, at any time commencing on the initial date of issuance of the Series D Stock, redeem all or any portion of the outstanding shares of Series D Stock.

         4B. Redemption Price and Payment. The Series D Stock to be redeemed on the Redemption Date (as defined in paragraph 4C hereof) shall be redeemed by either, (i) paying for each share an amount equal to the Adjusted Face Value, plus an amount equal to all dividends accrued or declared but unpaid thereon (the "Cash Redemption Price"), computed to the Redemption Date, with such payment being made in full on the Redemption Date to the holders entitled thereto, or (ii) by issuing Warrants to purchase a number of shares of the Corporation's $0.00001 par value common stock, at an exercise price of $0.75 per share,equal to 2 shares for each $ 1.00 of the Adjusted Face Value , plus all dividends accrued or declared but unpaid thereon, computed to the Redemption Date, with such Warrants being delivered to the holders entitled thereto, on the Redemption Date.

         4C. Redemption Mechanics. The Corporation must give the holder(s) of the Series D Stock at least thirty (30) days prior written notice (the "Redemption Notice") of such redemption. The Redemption Notice will be sent to the holder(s) of Series D Stock at the address indicated of record on the Corporation's stockholders' list and will indicate (a) the number of shares of Series D Stock held by such holder or holders, (b) the number of shares being redeemed by the Corporation, and (c) the date on which such redemption shall take place (such date being referred to herein as the "Redemption Date"), which date shall not be fewer than thirty (30) days from the date the applicable Redemption Notice is delivered from the Corporation by delivery in person, certified or registered mail, return receipt requested, postage prepaid or by reputable overnight courier service, charges prepaid to the holder. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series D Stock being redeemed (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

         4D. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Series D Stock redeemed pursuant to this paragraph 5 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series D Stock.

         4E. Priority of Redemption. The Series D Stock shall have priority over shares of all Junior Stock, including but not limited to Common Stock, with respect to the rights of redemption set forth in this paragraph 5. In the event the Corporation has insufficient funds to redeem all of the Series D Stock at the then applicable Redemption Price, the Corporation shall not be permitted to redeem shares of Junior Stock until such time as the Corporation has redeemed all of the issued and outstanding Series D Stock.


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         4F. Surrender of Certificates. Each holder of shares of Series D Stock to be redeemed shall surrender the certificate(s) representing such shares to the Corporation at the principal offices of the Corporation or such other place as the Corporation may designate in writing on the Redemption Date and upon the payment of the full Redemption Price for such shares as set forth in this Paragraph 5 to the order of the person whose name appears on such certificate(s), each surrendered certificate shall be canceled and retired. In the event some but not all of the shares of Series D Stock represented by a certificate(s) surrendered by a holder are being redeemed, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series D Stock which were not redeemed.

         5. Restrictions and Limitations. For so long as any shares of Series D Stock remain outstanding, and subject to the right of holders of Series D Stock to vote on certain matters separately as a class pursuant to paragraph IB hereof, the Corporation shall not, without the approval of the holders of at least a majority of the then outstanding shares of Series D Stock:

                  (i) redeem, purchase or otherwise acquire for value (or pay into or set aside a sinking fund for such purpose) any shares of Junior Stock;

                  (ii) amend, repeal or change any provision of, or add any provision to, this Designation of Preferences;

                  (iii) amend, repeal or change any provision of the Corporation's Restated and Amended Certificate of Incorporation or By-laws if such action would materially adversely impact the Series D Stock or the designation, powers, preferences and rights and the qualifications, limitations and/or restrictions thereof provided for herein;

         SECOND: That the aforesaid resolution was duly adopted in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Corporation has caused this Designation of Preferences to be signed by Larry H. Ramming, its Chief Executive Officer, and attested by Brian Krause, its Assistant Secretary, this the 20th day of June 2000, and by execution hereof does declare and certify that this is the act and deed of the Corporation and the facts herein stated are true.



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                                       Larry H. Ramming, Chief Executive Officer



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                                       Brian Krause, Assistant Secretary



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